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Ford Motor Company Achieves Best October U.S. Retail Sales Since 2004; Multiple Performance Records Set

•	Ford Motor company October total sales up 14 percent – retail sales up 15 percent; best October retail since 2004

•	Ford Fusion up 71 percent and Fiesta up 9 percent – both report record-setting October sales

•	F-Series tops 60,000 trucks for sixth-straight month

•	All-new Lincoln MKZ total sales up 80 percent including best-ever October retail sales – total Lincoln brand up 38 percent

DEARBORN, Mich., Nov. 1, 2013 – Ford Motor Company’s October U.S. total sales of 191,985 vehicles rose 14 percent over a year ago. Retails sales are up 15 percent, at 142,487 vehicles. It is the company’s best October retail sales performance since 2004.

Gains were broad-based, with passenger cars up 19 percent, utilities up 9 percent, and trucks up 14 percent. Ford Fusion and Fiesta posted best-ever October sales, and F-Series again topped 60,000 sales.

“October was simply an outstanding retail performance, as consumers continued to choose Ford for great fuel efficiency, styling and value at all levels of the market,” said John Felice, vice president, U.S. marketing, sales and service. “The combination of great new products, such as Fusion and Escape, along with the strength of our dealers helped us achieve our best October retail sales month since 2004.”

Fusion sales of 21,740 vehicles jumped 71 percent year-over-year, making it the car’s best-ever sales performance for October. The strongest growth for Fusion is in the west region of the U.S., with retail sales up 77 percent. In the eastern region of the country, Fusion retail sales are up 65 percent.

Escape sales of 22,253 vehicles increased 12 percent, while Fiesta sales of 4,337 vehicles increased 9 percent – setting a new record for October. F-Series sales of 63,803 trucks are up 13 percent, making October the sixth-straight month above the 60,000-vehicle mark for F-Series. The last time Ford sold more than 60,000 trucks for six consecutive months was 2006.

Lincoln MKZ sales of 2,909 vehicles increased 80 percent over a year ago, leading the Lincoln brand to an overall increase of 38 percent. MKZ has now reported record sales for six of the last seven months, attracting significant conquest buyers to the Lincoln brand.

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About Ford Motor Company
Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents. With about 180,000 employees and 65 plants worldwide, the company’s automotive brands include Ford and Lincoln. The company provides financial services through Ford Motor Credit Company. For more information regarding Ford and its products worldwide, please visit http://corporate.ford.com.

Contact:	Erich Merkle
313.806.4562
emerkle2@ford.com

For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.